Exhibit 4.7

AMENDMENT NUMBER TWO
TO THE
TELEPHONE AND DATA SYSTEMS, INC.
TAX-DEFERRED SAVINGS PLAN
WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), has heretofore adopted and maintains for the benefit of eligible employees of the Company and certain subsidiaries of the Company the “Telephone and Data Systems, Inc. Tax-Deferred Savings Plan” (the “Plan”);
WHEREAS, the Plan was most recently amended and restated, effective as of January 1, 2014; and
WHEREAS, the Company desires to amend the Plan in certain respects.
NOW, THEREFORE, pursuant to the power of amendment contained in Section 14.1 of the Plan, the Plan hereby is amended as follows:
1.    Article 2(36) hereby is amended in its entirety, effective as of January 1, 2015, to read as follows:
(36)    Qualified Percentage of Compensation. With respect to each Participant who is automatically enrolled in the Plan and making Before-Tax Contributions pursuant to Section 3.2(b), the following percentage of such Participant’s Compensation during the applicable periods:
(a)    6% of such Compensation during the period beginning on the day such Participant is automatically enrolled in the Plan and ending on the last day of the Plan Year in which occurs the 90th day after the date on which the Participant was automatically enrolled in the Plan;
(b)    7% of such Compensation during the first Plan Year following the Plan Year described in subparagraph (a);
(c)    8% of such Compensation during the second Plan Year following the Plan Year described in subparagraph (a);
(d)    9% of such Compensation during the third Plan Year following the Plan Year described in subparagraph (a); and
(e)    10% during any subsequent Plan Year.
The Qualified Percentage of Compensation is intended to meet the requirements of section 401(k)(13) of the Code and should be interpreted and construed accordingly.
2.    Section 9.4 hereby is amended, effective as of January 1, 2015, to replace the reference to “Before-Tax Contributions at the first level of 3% of Compensation” therein with “Before-Tax Contributions at the first level of 6% of Compensation.”
3.    Effective as of the date hereof, Appendix T hereby is amended in its entirety to read as follows:

APPENDIX T

SPECIAL RULES FOR EMPLOYEES IMPACTED BY CERTAIN
RESTRUCTURINGS AND INVOLUNTARY SEPARATIONS DURING 2013 OR 2014
Notwithstanding any provision of the Plan to the contrary, a Participant shall be fully vested in his or her Account if (i) the Participant is a 2013/2014 Restructuring Participant or (ii) such Participant’s employment with the Employers and Affiliates was involuntarily terminated by an Employer or Affiliate during 2013 or 2014. For this purpose, a “2013/2014 Restructuring Participant” is a Participant identified by the Company as being subject to termination of employment due to the following headcount reductions, divestitures or other restructurings by the Employers and Affiliates:

●    Transactions contemplated by the Asset Purchase Agreement dated as of November 6, 2012 between Xerox Business Services, LLC and United States Cellular Corporation
●    Transactions contemplated by the Purchase and Sale Agreement dated as of November 6, 2012 by and between United States Cellular Corporation and Sprint Spectrum L.P. and SprintCom, Inc.
●    Headcount reduction in June and September, 2013 in connection with cost project initiative
●    Headcount reduction in connection with the establishment of the Multi-Channel Support Organization
●    Headcount reduction on or around October 1, 2013 as part of the SOP project team unwind
●    Transactions contemplated by the Purchase Agreement dated as of May 15, 2013 among USCOC of Greater Missouri, LLC, United States Cellular Corporation and Cellco Partnership d/b/a VERIZON WIRELESS
4.    Effective as of December 5, 2014, the Plan hereby is amended to add the following new Appendix U thereto:

APPENDIX U

SPECIAL RULES FOR EMPLOYEES WHO PARTICIPATED
IN THE MSN COMMUNICATIONS, INC. PROFIT SHARING PLAN
Notwithstanding any provision of the Plan to the contrary, the following provisions shall apply in the case of a current or former employee who participated in the MSN Communications, Inc. Profit Sharing Plan (the “MSN Plan”) and had his or her account balance under the MSN Plan transferred to the Plan:
(a)     The Participant shall be fully vested in all of his or her account balance transferred from the MSN Plan, as adjusted for subsequent earnings or losses (the “MSN Account”).
(b)    The Participant may elect to withdraw at any time all or any portion of his or her MSN Account attributable to rollover contributions.
(c)     In addition to the other distribution forms available under the Plan, the Participant or Beneficiary may elect to have his or her MSN Account paid in ad-hoc distributions of some or all of the balance of such account at any time following the Participant’s termination of employment.
5.    Effective as of December 12, 2014, the Plan hereby is amended to add the following new Appendix V thereto:

APPENDIX V

SPECIAL RULES FOR EMPLOYEES WHO PARTICIPATED
IN THE AIRADIGM COMMUNICATIONS, INC. 401(K) PROFIT SHARING PLAN
Notwithstanding any provision of the Plan to the contrary, the following provisions shall apply in the case of a current or former employee who participated in the Airadigm Communications, Inc. 401(k) Profit Sharing Plan (the “Airadigm Plan”) and had his or her account balance under the Airadigm Plan transferred to the Plan:
(a)     The Participant shall be fully vested in all of his or her account balance transferred from the Airadigm Plan, as adjusted for subsequent earnings or losses (the “Airadigm Account”).
(b)    The Participant may elect to withdraw at any time all or any portion of his or her Airadigm Account attributable to rollover contributions.
(c)     The Participant may elect to withdraw all or any portion of his or her Airadigm Account attributable to before-tax contributions and designated Roth contributions pursuant to a qualified reservist distribution (as defined in section 72(t)(2)(G)(iii) of the Code).
(d)    In addition to the other distribution forms available under the Plan, the Participant or Beneficiary may elect to have his or her Airadigm Account paid in ad-hoc distributions of some or all of the balance of such account at any time following the Participant’s termination of employment.

IN WITNESS WHEREOF, the Company has caused this Amendment Number Two to be executed by its duly authorized officers this 16th day of December, 2014.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
Chief Executive Officer, Chief Financial Officer or Vice President Human Resources

By:	/s/ C. Theodore Herbert
Chief Executive Officer, Chief Financial Officer or Vice President Human Resources